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Colony Capital, Inc.

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Blackwells Capital Issues Open Letter to Colony Capital Board of Directors, Calling for Removal of CEO Tom Barrack and Other Urgent Steps to Reverse Continued Value Destruction

Share Price Reflects Destruction of Nearly $7 Billion of Equity Value Since January 2017

Barrack’s Recent Reference to “Short-Term Pain” Another Sign That He’s Oblivious to Shareholders’ Interests

Blackwells Attempts to Engage Constructively Met with Entrenchment by Current Board

NEW YORK, March 05, 2020 (GLOBE NEWSWIRE) -- Blackwells Capital LLC (together with its affiliates “Blackwells”), an alternative investment management firm with ownership representing an approximately 2% interest in Colony Capital, Inc. (NYSE: CLNY) (“Colony” or the “Company”), today issued an open letter to the Company’s Board of Directors (the “Board”).  Blackwells called on the Board to urgently intervene to stop the ruinous leadership, lack of accountability, poor governance and haphazard corporate strategy that has destroyed more than $7 billion in shareholder’s equity value under Executive Chairman Thomas J. Barrack and the current Board. Previously, Blackwells announced that it will nominate five exceptional candidates for election to Colony’s Board at the upcoming 2020 Annual Meeting of Shareholders.

Blackwells, as well as other shareholders with whom it has spoken, considers the Company’s share price decline – which has continued despite or because of the “Colony 2.0” strategic pivot – an urgent concern for the current Board. Executive Chairman Mr. Barrack however is seemingly more philosophical, commenting on the Company’s fourth quarter 2019 earnings call last week, “Many times, the adaptation and redefinition of the vision is just a short-term pain for long-term gain. However, we are stewards of an enterprise balance sheet, and we are focused on the long gain as we continue to provide meaningful dividends from our legacy assets and extraordinary total return from our digital assets.”

Jason Aintabi, Chief Investment Officer of Blackwells, responded, “Colony shareholders have endured ‘short-term pain,’ as Mr. Barrack calls it, continuously for five years as Colony has destroyed nearly $7 billion in shareholder equity. Colony’s performance during this time ranks it among the worst performing REITs globally. We find it harebrained to expect any ‘long-term gain’ so long as Mr. Barrack – the captain of Colony’s ever-changing, but consistently destructive ‘strategy’ – remains CEO and Executive Chairman. Colony needs new Board leadership acting in the interest of shareholders.” Continued Mr. Aintabi, “Colony simply cannot afford any more of Mr. Barrack’s idea of short-term pain for long-term gain”.

For over 18 months, Blackwells has been an investor in Colony and has attempted to engage constructively, both privately and publicly, with the Company regarding urgent changes and opportunities to improve the Company’s valuation relative to its significant assets. After a series of conversations with management, in November 2018 Blackwells communicated privately to the Board1 the reasons why it believed “the Company’s assets are significantly undervalued due to its business structure, poor execution and a history of ineffective leadership.” Later, in February 2019, Blackwells collaborated in good faith with the Company to appoint three new independent directors,2 with the expectation that the new board members would “be instrumental in identifying and realizing these opportunities to optimize the company’s portfolio and business configuration.”

Seeing little signs of progress, Blackwells attempted to reengage with the Colony Board in August 2019,3 writing that “it had lost confidence in Mr. Barrack as the leader of the business … [and that he] should resign or be fired.” After the Company refused to make any meaningful changes necessary to close the value gap, in November 2019 Blackwells announced the extraordinary step of nominating five independent professional to the Colony Board.4  In December of last year, Blackwells published a letter to the Board of Colony Credit Real Estate (NYSE: CLNC),5 in which it is also a shareholder, in response to the value destruction and mismanagement under the leadership of CEO Kevin Traenkle (who has been subsequently removed) and Mr. Barrack.

In today’s letter to the Colony Board, Blackwells renewed its demand that the incumbent Board take decisive action to realize the full value of Colony Capital for its shareholders, including appointing shareholder-selected directors. The full text of the letter is below:

March 5, 2020

Board of Directors
Colony Capital, Inc.
515 South Flower Street, 44th Floor
Los Angeles, CA 90071

Dear Colony Directors:

As you know, Blackwells continues to be a significant shareholder of Colony Capital, Inc. (NYSE: CLNY) (“Colony” or the “Company”) and has an extensive history of engagement with this Board around an urgent problem facing all shareholders: the Company’s destruction of nearly $7 billion6 in shareholder equity since the tri-party merger with the NorthStar entities in January 2017 and a more than 80% decline in the share price from over $26 per share after the April 2015 internalization to less than $4 per share last week.7

These harrowing shareholder losses are the result of the ruinous leadership, lack of accountability, poor governance, related party transactions, and haphazard corporate strategy of Colony under the direction of Executive Chairman Thomas J. Barrack and this Board.

None of this should be news to you.

In our August 29, 2019, letter,8 we called upon the Board to take a number of time-sensitive and critical corrective actions to unlock the value embedded in Colony’s assets and restore investor confidence. You have acted on none of our recommendations, save our December 9, 2019, call for new leadership9 at Colony Credit Real Estate (“CLNC”), whose shares, we note, significantly outperformed following the removal of its CEO.10 As a result of this Board’s inaction, Colony shareholders have been further harmed.

Instead of ousting Mr. Barrack due to his terrible track record, the Board has aggravated this harm, permitting Mr. Barrack to hand-pick his polo-playing friend11 to succeed him as Colony’s Chief Executive Officer. The Board then acceded to Mr. Barrack’s vision of “Colony 2.0,” which marks a dramatic and seemingly baseless shift in corporate strategy, to better align the Company with Mr. Ganzi’s narrow field of expertise.

We believe that transactions should be driven by strategy. Not the other way around.

Certainly, the market agrees: Colony’s stock has fallen an additional 37%12 since Mr. Barrack announced the acquisition of Digital Bridge Holdings LLC to anchor his Colony 2.0 strategy in July 2019,13 while the S&P 500 and MSCI US REIT Index have fallen 1% and 3% respectively over the same period.10

Since the January 2017 closing of the tri-party merger with the NorthStar entities, Colony ranks in the bottom two percent of the 861 publicly traded REITs globally, ranked by total shareholder returns.14 If we exclude retail REITs, which have faced tremendous secular challenges, there is only one other REIT in the world that has destroyed more equity market value than Colony globally since 2017.15 While Mr. Barrack’s responsibility for this catastrophe is indisputable, he has remained at the helm while each director – save the three reluctantly appointed at our urging last year – has held their seat through this entire, disastrous time.

Your complacency suggests you believe that the second-to-last-place finish in the industry was inevitable and not the fault of anyone around the boardroom table, including Mr. Barrack, or of any decision you have made. We strongly disagree.

Today we renew our demand that this Board take decisive, urgently needed action to realize the full value of Colony Capital for its shareholders. Specifically, and consistent with our prior letters to you, we believe the following actions must be taken:

1.	Mr. Barrack must resign or be removed from both Executive Chairman and CEO positions immediately. No one bears more responsibility than Mr. Barrack for the greater than 80% collapse of Colony’s stock from a high of over $26 to its recent trading price of less than $4 per share. Mr. Barrack is the captain of Colony’s slapdash, ever-changing but consistently value-destructive strategies. This culpability doesn’t seem to weigh on him, either. Mr. Barrack acts as a remote, part-time CEO, treating the Company as his personal airline (taking, by our calculation, more than 170 flights per year on the Company’s jet, at shareholders’ expense, between 2015 and 201915) and piggy bank (pocketing tens of millions in total compensation[16] in addition to using Company assets to enrich his friends).

This Board has given Mr. Barrack opportunity after opportunity to prove himself, and he has failed each time. We can imagine no constructive outcome for Colony and its shareholders with Mr. Barrack in any Board or executive position at the Company.

2.	Capital should be returned to shareholders. With Colony’s stock sitting near an all-time low, a public market valuation that is less than 40% of net asset value and $247 million remaining under a long-authorized buyback program,[17] Colony has a tremendous opportunity to invest in its own shares. Why then has Colony not repurchased a single share during the past four quarters, even after receiving over $1.2 billion dollars in cash proceeds from the sale of its industrial business in December 2019[17] – an amount equal to more than half the current equity market cap of the entire Company?

Rather than purchase the Company’s shares for a fraction of their net asset value, Mr. Ganzi and Mr. Barrack have chosen instead to purchase one of Mr. Ganzi’s portfolio companies for more than an estimated 20-times EBITDA,[18] undoubtedly full or more-than-full value. Why should Colony be buying Mr. Ganzi’s assets at full value when it can buy Colony’s own stock and assets at a 60% discount to fair value?
3.	Colony’s bloated costs must be meaningfully cut. In comparison with its peers, Colony’s corporate general and administrative costs are exorbitant. As we previously noted, the Company has approximately $49 billion in assets under management (AUM)[19] and a market cap of $2.1 billion,[20] yet it spends about the same amount on G&A as Brookfield Asset Management, which has 11-times the AUM[21] and 28-times the market capitalization.[22] Relative to its other peers, Colony is no less an outlier. Does this Board believe that Colony requires 21 offices to do what its peers could do with four?[23]

4.	Colony’s directors should step away from the wreckage they have wrought and appoint shareholder-selected replacements. The failures of Colony Capital and Mr. Barrack lay at the feet of this Board, for which new independent, shareholder-selected directors are the only solution. In November 2019, Blackwells identified and recruited five extraordinary Board nominees – all independent, accomplished business leaders with significant, relevant expertise, and a commitment to create value for all shareholders. These professionals would be a refreshing, constructive change in the Board: they are dedicated to shareholder value, have no nostalgia for Mr. Barrack (or affection for his friends – some of whom now double as Colony’s overpaid management team) and no embarrassing track record to obfuscate.

In reaction to Blackwells’ efforts, the Board scrambled to announce its own Board “refreshment” program.24  But this Board can be trusted no more to identify new independent and objective directors than to select the best new CEO for the Company.  Notably, in performing the CEO “search”, the Board appears to have merely rubber-stamped the appointment of Mr. Barrack’s good friend.  Shareholders should, and will, presume that any new director appointed by the current Board will have been identified and vetted in precisely the same underwhelming manner.

A true, merit-based “refreshment” would begin with the replacement of Mr. Barrack.  Instead, the Board’s announcement appears to be nothing more than an entrenchment maneuver aimed at throwing any or every director away as long as Mr. Barrack can choose his Board and remain in his seat.

5.	Colony’s new Board should launch an independent investigation of the Company’s transactions and operations. We have spent eighteen months examining the Company’s public filings, speaking with current and former executives and employees, interviewing former corporate partners, engaging third-party consultants and attempting to work with the Company to examine its books and records. Far from arriving at answers to the cause of the Company’s unprecedented decline, we have concluded that Colony shareholders deserve a comprehensive and independent investigation into the Company’s inexplicable loss of value.

Such an investigation can only be credibly led by a new, objective Board that is able to critically examine the potential sources of misalignment – GP, LP and OP units held, for example, by management and other economic interests and compensation as well as other related-party transactions – which may be partly to blame for the Company’s miserable performance.

6.	Colony’s new Board must apply a steady hand to correct the Company’s erratic strategy shifts. Colony has announced a shift or wholesale change in strategic direction nearly every quarter over the last five years.[25] Shareholders have been subjected to a dizzying array of strategic visions for Colony: “an equity investor looking for smart, risk-adjusted rates of return anywhere in the cap stack” (2015);[26] a “diversified NYSE REIT whose balance sheet is invested in a variety of property verticals alongside a global investment manager” (2017);[27] an investor where “industrial is the darling” (May 2019);[28] the quick volte face to a “sale process for our Industrial business” (August 2019);[29] and now a focus on becoming “the leading real asset solutions provider of occupancy, connectivity, and capital to the world's leading mobile communications and technology logos” (December 2019).[30] As if these many strategic pivots did not provide sufficient freedom, Mr. Barrack has strayed further afield, attempting to buy film and intellectual property assets from the Weinstein Company[31] and acquiring the Latin America, Sub Saharan Africa, North Africa and Turkey Funds of Abraaj Investment Management, which focus on investing in “a portfolio of mature businesses covering diverse sectors including financial services, FMCG, industrials, healthcare, education, manufacturing and logistics.”[32] Last August Mr. Barrack declared he was not “fully committed to the REIT structure,”[33] but then just months later emphasized the importance of “maintaining the dividend and REIT status.”[34] Shareholders are left to doubt whether there is any strategic vision at Colony at all, or whether Mr. Barrack has simply been on a random hunt for opportunistic transactions and ventures (many involving his friends) that are justified post hoc with a few edits to the Company’s mission statement.

Colony’s recently announced “pivot” to digital is no different.  In November 2017 Mr. Barrack announced Colony would focus on Europe “as a favored geography” and that Colony would invest in “global digital real estate infrastructure.”35  Then, in July 2018 Colony sold its European data center business, effectively exiting the digital real estate business.36  But, a year later Colony purchased Digital Bridge and rededicated itself to digital assets.

Colony’s shareholders are lost at sea, on a large ship, mastered by Mariners navigating in a desultory search for the elusive albatross.  But, in a sad case of life imitating art, the Company remains “as idle as a painted ship, upon a painted ocean.”37

7.	Colony’s Board must impose a moratorium on related-party transactions, including those that benefit Mr. Barrack, Mr. Ganzi or their friends and associates. The perils of related-party transactions to Colony shareholders are amply illustrated by Colony’s initial balance sheet investment into Databank – at the direction of Mr. Ganzi, even though the investment was made by buying stock from one of Mr. Ganzi’s limited partners, in a transaction that triggered a performance fee to … himself. Following opaque disclosures surrounding this transaction, we sent a private letter to Colony’s management on December 27, 2019 (attached as appendix), seeking meaningful disclosure and transparency for all shareholders. Nearly two months later, we still have not received a response.

We defy any shareholder (or director) to understand this related-party transaction on the basis of the public disclosure that the Company has provided. In fact, in the initial one-page description of the transaction, the Company appears to have invented a non-GAAP accounting metric called “in-place EBITDA,”[38] which is neither defined nor reconciled with GAAP financials. On the same page, the Company also uses a metric it calls “LQA Adj. EBITDA,” which is defined (unhelpfully) in the footnotes as EBITDA (of some unknown amount) plus “backlog” and “MQI.”[38] We do not know what “in-place EBITDA” means or what the addition of “backlog” and “MQI” are intended to accomplish. Neither does anyone else.

Furthering our concern around the Databank transaction disclosures is that the Company presented a revised version of that same page just weeks later at an investor conference, in which revenue was listed as $13 million higher while the mysterious “LQA Adj. EBITDA” figure remained the same.[39] Is there even one person on the current Board who can justify this type of tomfoolery?

8.	Mr. Ganzi should not set the strategy for or oversee all of Colony’s sprawling portfolio. In the period since our August 29 letter, Mr. Ganzi’s public statements, his questionable sale of a stake in a Digital Bridge Holdings portfolio company to Colony, and the bumbled roll-out of the “Colony 2.0” strategy have removed all doubt that Mr. Ganzi is a contumacious choice to oversee the entirety of Colony’s portfolio, especially its non-digital businesses and assets.

Mr. Ganzi has hardly any experience working for a public company, and none in the C-suite. Worse, his diversified, “end-to-end” digital investment strategy echoes the Company’s disastrous three-way NorthStar merger in 2017, about which Mr. Barrack recently commented, “this idea of a diversified REIT with an investment management toggle ... the market hated it.”[40] We believe this criticism applies no less to Mr. Ganzi’s new strategy for Colony, which Mr. Ganzi has characterized (incredibly) as the exact type of REIT Mr. Barrack decried: a “pivot into this new … diversified REIT.”[41] It is repugnant to us that the Board de facto has blessed Mr. Ganzi’s use of the Company’s battered balance sheet to buy assets in the single narrow domain where he has a modicum of experience – digital assets – where Mr. Ganzi himself recently said, “everything is being priced to perfection.”[42] Perhaps that is why he personally was a seller of Databank and not a buyer.

Of equal concern, this Board has entrusted Mr. Ganzi with the enormous task of also overseeing the Company’s more significant, non-digital assets, with which he has absolutely no experience or expertise.  No Board would or should hire Mr. Ganzi, a digital specialist with limited managerial experience, to oversee or dispose of the potpourri of assets gathered by Mr. Barrack.

These eight critical items must be attended to if the incessant pattern of destruction of shareholder wealth is to be reversed. We believe that none among them is a greater priority than the removal of Mr. Barrack – Colony’s long-serving, value-destroying overlord – from his posts. From our perspective, there can be no justification – consistent with this Board’s fiduciary obligations to Colony shareholders – for protecting an Executive Chair and CEO who has delivered nearly the worst investment track record in the entire REIT sector. Somehow though, this Board continues to allow Mr. Barrack to fly on the Company’s jet,43 work remotely from Aspen, single-handedly select his successor, shift strategies at whim, maintain a bloated cost structure and execute opaque transactions with his friends.

Colony cannot continue to do business like this. This Board should be ashamed for not having changed leaders and direction long ago. You have lost the confidence of shareholders and we expect that you will face deserved and severe opprobrium at the upcoming shareholder meeting.

Blackwells’ nominees are committed to moving forward, including taking the steps we have described above, to realize the value in Colony’s significant assets for the benefit of all shareholders. We are confident they will be members of the Board when shareholders are finally given their voice at the upcoming annual meeting.

Sincerely,

Jason Aintabi
Managing Partner

About Blackwells Capital

Blackwells Capital was founded in 2016 by Jason Aintabi, its Chief Investment Officer. Since that time, it has made investments in public securities, engaging with management and boards, both publicly and privately, to help unlock value for stakeholders, including shareholders, employees and communities. Throughout their careers, Blackwells’ principals have invested globally on behalf of leading public and private equity firms and have held operating roles and served on the boards of media, energy, technology, insurance and real estate enterprises. For more information, please visit www.blackwellscap.com

Contact:
Gagnier Communications
Dan Gagnier / Jeffrey Mathews
646-569-5897
Blackwells@gagnierfc.com

Information About the Participants

Blackwells Capital LLC, Jason Aintabi, Jennifer M. Hill, William W. Johnson, Jay N. Levine, Todd Schuster and David P. Tomick (collectively, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the stockholders of Colony Capital, Inc. (the “Company”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained can be found in the Schedule 14A filed by Blackwells with the SEC on November 26, 2019.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this presentation in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Blackwells disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results.

Appendix: Blackwells Capital Letter to Colony Capital, Inc Management Regarding Databank Transaction

December 27, 2019

Thomas J. Barrack, Jr.
Executive Chairman and CEO
Colony Capital, Inc.
515 South Flower Street, 44th Floor
Los Angeles, CA 90071

Dear Tom:

We listened with great interest to Colony Capital’s recent Investor Presentation. We and the market were unimpressed.

Putting aside for the moment our many disappointments and concerns regarding the presentation and strategy, we (and other investors with whom we have spoken) would like to better understand the Databank transaction.

In the last footnote to your December 11, 2019, press release, the company states:

DataBank is a portfolio company sponsored by Digital Bridge and invested in by its founders and other senior professionals alongside institutional partners. Digital Bridge principals will continue to retain their interests alongside Colony and will provide Colony the ability to appoint a majority of DataBank Board members. Digital Bridge principals, including Marc Ganzi and Ben Jenkins, received incentive stock units in DataBank. Colony took a series of steps to mitigate any resulting conflicts. In particular, in addition to Colony receiving a fairness opinion on its purchase price from a nationally recognized third party valuation firm, the seller reduced Colony’s purchase price by approximately $3.1 million, the implied value of Messrs. Ganzi and Jenkins’ incentive units allocable to the DataBank stake acquired by Colony. Further, Messrs. Ganzi and Jenkins contributed certain of their incentive units to Colony in exchange for OP Units, with a value of $3.1 million, which will be subject to a multi-year lockup. The net effect is that Colony will not be subject to any carried interest payments to Messrs. Ganzi or Jenkins with respect to Colony’s investment in DataBank.

Try as we might, we do not understand what this language purports to answer. In our experience, this appears to be a disclosure designed to obfuscate on a matter of fundamental importance- from the perspective of Colony’s governance- and not to convey meaningful information to your shareholders.

We request that you please provide us and other shareholders clear answers to the following questions:

1. Who were the sellers of the Databank stake that Colony bought?

2. What was the relationship of the sellers to Digital Bridge? In particular, what fees, if any, were paid by the sellers in respect of their investment in Databank to Digital Bridge prior to or at the time of the transaction?

3. Why did Messrs. Ganzi and Jenkins contribute “certain of their incentive units” in exchange for $3.1 million in OP Units? Were the incentive units contributed by Messrs. Ganzi and Jenkins in fact worth $3.1 million? How did the Board determine this?

4. Did Databank issue new shares to sell to Colony?

5. Were any of the selling parties related to Colony, Digital Colony or Digital Bridge or their respective officers, directors, affiliates or advisors?

6. Do or did Digital Bridge or Digital Colony provide any advisory services to any of the sellers?

7. What was the nature of the “minimal annual fees” that were lost to Digital Bridge by virtue of the transaction?

8. Describe the OP Units that Messrs. Ganzi and Jenkins have received. In which partnership did they receive units? What percentage of the partnership’s units did they receive? Was there an independent valuation of those OP units? By whom?

9. Who negotiated the transaction on behalf of Databank? On behalf of the sellers? On behalf of Colony?

10. Which directors on the Colony Board approved these transactions? What information, if any, were they furnished about related parties involved in the transaction, if any?

11. What is the economic impact to Messrs. Ganzi or Jenkins or any other employee or director of Colony of the implied valuation of Databank set by the transaction? Will the valuation mark that will be used to determine incentive compensation, incentive units or payouts?

12. Did Mr. Ganzi or any of his affiliates receive anything of value, directly or indirectly, in connection with Colony Capital’s Databank transaction?

Thank you.

Sincerely,

/s/

Jason Aintabi
Managing Partner

cc:
Marc C. Ganzi
Mark M. Hedstrom
Darren J. Tangen

1 https://www.blackwellscap.com/pressrelease/colony-capital-board-letter-november-2018/
2 https://www.blackwellscap.com/pressrelease/colony-capital-inc-announces-corporate-governance-enhancements/
3 https://www.blackwellscap.com/pressrelease/blackwells-capital-to-nominate-five-exceptional-professionals-to-the-colony-capital-board-of-directors/#letter
4 https://www.blackwellscap.com/pressrelease/blackwells-capital-to-nominate-five-exceptional-professionals-to-the-colony-capital-board-of-directors/
5 https://www.blackwellscap.com/pressrelease/blackwells-capital-issues-open-letter-to-colony-credit-board-of-directors-in-response-to-value-destruction-and-mismanagement/
6 Per Colony Capital 8-K filing dated January 10, 2017, at the time of the tri-party merger’s closing on January 10, 2017, the three companies had a combined market capitalization of $9 billion. Colony Capital, Inc’s market cap as of February 28, 2020 closing price approximated $2.1 billion according to Bloomberg data.
7 CapitalIQ data.
8 https://www.blackwellscap.com/pressrelease/blackwells-capital-to-nominate-five-exceptional-professionals-to-the-colony-capital-board-of-directors/#letter
9 https://www.blackwellscap.com/pressrelease/blackwells-capital-issues-open-letter-to-colony-credit-board-of-directors-in-response-to-value-destruction-and-mismanagement/
10 Bloomberg data for February 28, 2020.
11 https://bit.ly/38oUv50
12 Colony Capital, Inc. share price from July 25, 2019 to February 28, 2020 per Bloomberg data.
13 Colony Capital, Inc. press release, July 25, 2019.
14 CapitalIQ data as of February 28, 2020.
15 Blackwells’ proprietary corporate jet analysis.
16 Colony Capital, Inc. proxy statements for fiscal years ending 2016, 2017, and 2018.
17 Colony Capital, Inc. press release, February 28, 2020.
18 Blackwells’ estimates based on limited Company disclosures in Colony Capital, Inc., Investor Update Presentation, December 11, 2019 and Colony Capital, Inc., Citi 2020 Global TMT West Conference Presentation, January 8, 2020.

19 Colony Capital, Inc. Corporate Overview and Supplemental Financial Report Fourth Quarter 2019.
20 Equity market capitalization calculated using Colony Capital, Inc. closing price as of February 28, 2020 per Bloomberg data.
21 $540 billion AUM listed on Brookfield Asset Management website as of February 28, 2020 (www.brookfield.com).
22 CapitalIQ data as of February 28, 2020.
23 www.colonycapital.com.
24 Colony Capital, Inc. Q4 2019 Earnings Call, February 28, 2020.
25 Colony Capital, Inc. public filings, quarterly earnings press releases and earnings transcripts from 2015 to 2019.
26 Colony Capital, Inc. Presentation at Citi 2015 Global Property CEO Conference, March 2, 2015.
27 Colony Capital, Inc. annual report for fiscal year ending December 31, 2017.
28 Colony Capital, Inc Q1 2019 earnings conference call, May 10, 2019.
29 Colony Capital, Inc. press release, August 9, 2019.
30 Colony Capital, Inc. Investor Update Presentation, December 11, 2019.
31 “Billionaire Tom Barrack Throws Harvey Weinstein a Lifeline,” Bloomberg, October 16, 2017.
32 Colony Capital, Inc. press release, June 21, 2018.
33 Colony Capital, Inc. comments at BAML Global REIT Conference, September 11, 2019.
34 Colony Capital, Inc. Q2 2019 conference call, August 9, 2019.
35 Colony Capital, Inc. 3Q 2017 earnings conference call, November 7, 2017.
36 Colony Capital, Inc. press release, July 10, 2018.
37 “Rime of the Ancient Mariner,” Samuel Taylor Coleridge, 1798.
38 Colony Capital, Inc. Investor Update Presentation, December 11, 2019.
39 Colony Capital, Inc. Citi 2020 Global TMT West Conference Presentation, January 8, 2020.
40 Bloomberg transcript of Colony Capital, Inc. presentation at the Bank of America Merrill Lynch 2019 REIT Conference, September 11, 2019.
41 Bloomberg Transcript of Colony Capital, Inc. presentation at the Citi 2020 Global TMT West Conference Presentation, January 8, 2020.
42 “Digital Colony Plans to Raise a New Digital-Infrastructure Fund,” The Wall Street Journal, February 5, 2020.
43 Colony Capital, Inc. proxy statement for fiscal year ending 2018.